[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.5

Dated 5th December 2013

(1) OXFORD BIOMEDICA (UK) LIMITED

and

(2) NEWINCCO 1242 LIMITED (to trade as [*])

NON-EXCLUSIVE PATENT LICENCE AGREEMENT

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

THIS AGREEMENT is made effective as of the              day of (the “Effective Date”)

BETWEEN

1.	Oxford BioMedica (UK) Ltd, a company duly incorporated under the laws of England and having its principal place of business at Medawar Centre, Robert Robinson Avenue, The Oxford Science Park, Oxford, OX4 4GA (“Licensor”); and

2.	NEWINCCO 1242 LIMITED (to trade as [*]) a company registered in England with number 08551822 whose registered office address is at 90 High Holborn, London WC1V 6XX (England & Wales) (“Licensee”).

BACKGROUND

A.	Licensor owns US patent, 7,419,829, covering a mutated woodchuck post-transcriptional regulator element (WPRE).

B.	Licensee wishes to obtain a licence under patent 7,419,829 in order to develop and commercialise a product for the treatment of choroideremia.

C.	Licensor is prepared to grant a licence to the Licensee under such patent on the terms and conditions of this Agreement.

OPERATIVE PROVISIONS

1.	Definitions and Interpretation

1.1.	In this Agreement the following words and expressions have the meaning set opposite:

Affiliate	means any company or other entity which directly or indirectly controls, is controlled by or is under common control with Licensee, where ‘control’ means the ownership of more than 50% of the issued share capital or other equity interest or the legal power to direct or cause the direction of the general management and policies of Licensee or such company or other entity;

Business Day	means Monday to Friday (inclusive) except bank or public holidays in England;

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Confidential Information	means all information disclosed to or obtained by either party directly or indirectly from the other party that is marked or designated as ‘confidential’ at the time of disclosure, (if the Confidential Information is disclosed orally, it shall be clearly designated as confidential at the time of disclosure and will be subsequently confirmed in writing as ‘confidential’ within thirty (30) days of the oral disclosure).

Development Partner	The terms of this Agreement are Confidential Information; means a company or other third party that is not an Affiliate of the Licensee and which has entered into an agreement with Licensee to develop, manufacture, market and/or sell Licensed Product;

Field	means the treatment of choroideremia;

Licensed Product	means an adeno-associated virus product for use in the Field, the sale of which would, were it not for the licence under the Licensor Patent, would infringe the Licensor Patent;

Licensor Patent	means US patent 7,419,829 owned by Licensor;

Net Sales	means, with respect to a Licensed Product, the amount invoiced or otherwise billed by Licensee or its sublicensee for sales or other commercial disposition of such Licensed Product to a third party purchaser, within the Territory and commencing with the first commercial sale, less the following to the extent included in such billing or otherwise actually allowed or incurred with respect to such sales:

(a) discounts, including cash, trade and quantity discounts, price reduction programmes, retroactive price adjustments with respect to sales of the Licensed Product, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments (or their respective agencies, purchasers and reimbursers) or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups;

(b) credits or allowances actually granted upon rejections or returns of Licensed Product, including for recalls or damaged goods;

3.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c) freight, postage, shipping and insurance charges actually allowed or paid for delivery of Licensed Product, to the extent billed;

(d) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of a Licensed Product; and

(e) taxes, duties or other governmental charges levied on, absorbed or otherwise imposed on sale of Licensed Product, Including value-added taxes, or other governmental charges otherwise measured by the billing amount, when included in billing, as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the seller; provided that all of the foregoing deductions are calculated in accordance with IFRS. Such amounts shall be determined from the books and records of Licensee in accordance with Licensee’s normal practices.

Notwithstanding the foregoing, in the event a Licensed Product is sold in combination or conjunction with one or more active ingredients, so as to be a combination product (whether packaged together and sold as one (1) stock keeping unit or in the same therapeutic formulation), Net Sales of the Licensed Product shall be calculated by multiplying the Net Sales of such combination product by a fraction, the numerator of which shall be the fair market value of the Licensed Product as if sold separately (determined in accordance with generally accepted accounting principles), and the denominator of which shall be the aggregate fair market value of all the proprietary active components of such combination product, including the Licensed Product, as if sold separately. In the event no such separate sales are made by Licensee or its sublicensee, Net Sales of the combination product shall be calculated in a manner to be negotiated and agreed upon by the parties, reasonably and in good faith, prior to any sale of such combination product, which shall be based upon the respective estimated commercial values of the proprietary active components of such combination product;

4.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Royalty	means the royalty set out in clause 3.1.2;

Territory	means the United States of America;

Term	means the period from Effective Date of this Agreement until expiry of the Licensor Patent;

Year	means a period of 12 calendar months, each period starting on the Effective Date of this Agreement.

1.2.	In this Agreement:

1.2.1.	references to clauses are to the clauses of this Agreement;

1.2.2.	references to the parties are to the parties to this Agreement;

1.2.3.	headings are used for convenience only and do not affect its interpretation; and

1.2.4.	references to a statutory provision include references to the statutory provision as modified or re-enacted or both from time to time and to any subordinate legislation made under the statutory provision.

2.	License

2.1.	The Licensor hereby grants to the Licensee under the Licensor Patent a non-exclusive licence within the Territory in the Field for the manufacture (including the right to have manufactured), use, supply, sale, offer to sell, storage, development, research and import of Licensed Products.

2.2.	The Licensee may sub-licence the Licensor Patent to any members of its group and/or any Development Partners under the licence of clause 2.1 subject to the following:

2.2.1.	Licensee shall inform Licensor of the identity of any sub-licensee to whom a licence is granted no later than ten (10) days following the grant of any sub-licence;

2.2.2.	Such sub-licence shall be subject and subordinate to the terms and conditions of this Agreement;

2.2.3.	Licensee shall disclose the sub-licence to the Licensor within thirty (30) days of signing;

5.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.2.4.	Each sub-licence must contain all the terms and conditions of this Agreement.

2.3.	Save as explicitly provided in clause 2.1 no other licence or right is granted to the Licensee.

2.4.	Save as explicitly otherwise provided, nothing in this Agreement shall assign any Intellectual Property Rights of either party to the other party.

2.5.	Any Licensed Product sold or supplied by the Licensee or its sublicensee shall include on any information leaflet that such product has been manufactured under the Licensor Patent. Such notification shall be in a similar format to any comparable labels incorporated on Licensed Product leaflets by the Licensee.

2.6.	The Licensor shall have complete discretion in relation to the prosecution and maintenance of the Licensor IP. The Licensor shall respond within a reasonable period of time to any requests for information relating to the status of any of the Licensor IP.

3.	Consideration

3.1.	The Licensee will pay the following consideration to the Licensor:

3.1.1.	the signing fee of US$100,000 which shall be due on the Effective Date;

3.1.2.	a sub-licensing fee, where a sub-license is granted to a Development Partner, of [*] which shall be due within thirty days of the effective date of such sub-licence;

3.1.3.	a payment of (i) [*] of all revenues received by Licensee from a Development Partner sub-licensee where rights are granted by Licensee solely for exploitation within the Territory; or (ii) [*] of all revenues received by Licensee from a Development Partner sub-licensee where rights are granted by Licensee for exploitation within both the Territory and either Western Europe or Asia; but in each case excluding revenue received in respect of (a) sale of Licensed Products and/or revenue received by Licensee under clause 3.1.5, or (b) the milestone identified in 3.1.4 below, in which case, only the milestone payment shown in 3.1.4 shall be payable in respect of such milestone. Any payments due under (i) and (ii) above shall be reported to Licensor within thirty (30) days after receipt by Licensee and paid in accordance with clause 3.2. No payment will be due where rights granted by Licesee do not include the right to exploit such rights within the Territory.

6.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.1.4.	a milestone payment of $US100,000 upon grant by the FDA of marketing approval in respect of the Licensee’s Licensed Product within the Field;

3.1.5.	the Royalty of [*] of Net Sales by Licensee or by sub-licensee in respect of sales of Licensed Products on a [*], following delivery of a Royalty Report in accordance with clause 4 below;

3.2.	All amounts payable to the Licensor under this Agreement:

3.2.1.	are exclusive of VAT (or any similar tax) which Licensee will pay at the rate from time to time prescribed by law;

3.2.2.	will be paid by the Licensee within thirty (30) days after receipt of the relevant invoice by wire transfer to the bank account nominated by Licensor from time to time;

3.2.3.	will be paid by the Licensee without withholding of any sums including any withholding tax.

3.3.	If the Licensee fails to make any payment due to the Licensor under this Agreement, without prejudice to any other right or remedy available to the Licensor, the Licensor may charge interest (both before and after any judgement) on the amount outstanding, on a daily basis at the rate of [*] above the London Interbank Offer Rate from time to time in force. That interest will be calculated from the date upon which payment was due to the actual date of payment, both dates inclusive.

4.	Notification and Royalty payments

4.1.	The Licensee will provide a report to the Licensor on a [*] basis (“Royalty Report”), the first report to be due on the expiry of the [*] in which first sale or supply of any Licensed Product by Licensee or its sub-licensee occurs. The Royalty Report shall include full details of all Licensed Products sold on in the Territory together with details of Net Sales calculation, Royalty payable and details of any deductions made. The Royalty Report shall be sufficient for Licensor to determine the amount of Royalty due and payable.

4.2.	The Licensor shall be entitled to appoint an independent auditor to audit the records of the Licensee no more than [*] during the term of this Agreement and on provision of not less than [*] written notice. Any audit shall be carried out within Licensee business hours and Licensee shall provide auditor access to all documentation relevant to or related to sales and supplies of Licensed Product by Licensee and its sub-licensee and calculation of Royalty and Net Sales. Licensee shall immediately pay any underpayment of Royalty identified by auditor following an audit under this clause 4.2.

7.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.3.	Where the audit report resulting from an audit under clause 4.2 identifies an underpayment of Royalty of more than [*] of total Royalty previously paid in relevant calendar year, Licensee shall reimburse Licensor for all costs of the independent auditor incurred in carrying out the audit.

5.	Diligence obligations

5.1.	The Licensee shall use its commercially reasonable endeavours to manufacture, sell and supply Licensed Products within the Territory. The Licensee shall provide regular reports at the [*] outlining the current timeline of the Licensee’s development plan in the Territory for the Licensed Product. Where the current timeline materially differs from the previous report Licensee, at the Licensor’s request, will outline the reason for the change and the action taken.

5.2.	The Licensee shall comply with all applicable laws and regulatory requirements, including requirements of good manufacturing practice and good clinical practice in relation to any manufacture, sale or supply of Licensed Products.

6.	Confidentiality

6.1.	Each party agrees to keep the Confidential Information of the other party in strict confidence and not to disclose such Confidential Information to any third party.

6.2.	The Parties may provide Confidential Information of the other party to such of its officers, employees, consultants, representatives and subcontractors who reasonably require access to it for the purpose of fulfilling the receiving party’s obligations under this Agreement provided that before any of the disclosing party’s Confidential Information is disclosed to them, they are made aware of its confidential nature and that they are under a legally-binding obligation to the receiving party to treat that Confidential Information in the strictest confidence in accordance with the terms of this Agreement.

6.3.	The Licensor may disclose the terms of this Agreement to its Affiliates, shareholders and investors provided that prior to disclosure such Affiliates, shareholders and investors are under a legally-binding obligation to treat such information as confidential.

8.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.4.	The undertakings of clause 6.1 shall not apply to:

(a)	information which at the time of disclosure is published or otherwise generally available to the public; or

(b)	information which after disclosure by the discloser is published or becomes generally available to the public otherwise than through any act or omission on the part of the recipient; or

(c)	information which the recipient can show by reasonable written record was in its possession at the time of disclosure and which was not acquired directly or indirectly from the discloser; or

(d)	information rightfully acquired from a third party who did not obtain it under pledge of secrecy to the discloser or another; or

(e)	information which the recipient can reasonably demonstrate was developed independently by the recipient with no reference to the Confidential Information of the discloser.

6.5.	Neither party will be in breach of its obligations under clause 6.1 to the extent that it is required to disclose any Confidential Information of the other under any law or by or to a court or other public, regulatory or financial authority or stock exchange that has jurisdiction over it, provided that the disclosing party gives the other party written notice prior to disclosing the Confidential Information and that the disclosure is made only to the extent required and for the purpose of complying with the requirement.

6.6.	Neither party will use the other’s name or logo in any press release or product advertising, or for any other promotional purpose, without first obtaining the other’s written consent. Neither party will, without the prior written consent of the other party, issue any public announcement or press release relating to this Agreement or the terms of this Agreement or to the fact that the parties have entered into this Agreement.

7.	Warranties and Indemnity

7.1.	Licensor represents, warrants, and undertakes to Licensee that as of the Effective Date:

7.1.1.	it owns or controls the Licensor Patent and has the right to grant the licence under clause 2.1;

7.1.2.	it has the authority to enter into and agree the terms of this Agreement;

9.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.1.3.	the Licensor does not own any other patent rights which would be infringed by use of the invention claimed in the Licensor Patent.

7.2.	Licensee warrants to Licensor that:

7.2.1.	it has the authority to enter into and agree the terms of this Agreement;

7.2.2.	it will comply with all applicable laws and regulatory requirements in relation to the use of the Licensor Patent and manufacture, sale and supply of Licensed Products.

7.3.	The express undertakings and warranties given by the parties in this Agreement are in lieu of all other warranties, conditions, terms, undertakings and obligations whether express or implied by statute, common law, custom, trade usage, course of dealing or in any other way. All of these are expressly excluded from this Agreement to the full extent permitted by law. In particular no warranty is given by the Licensor that use of the Licensor Patent will not require further or other licences from third parties or that its use will not infringe any intellectual property rights of third parties. In addition no warranty or guarantee is given by Licensor that any use of the Licensor Patent will result in any commercially useful products or products which will successfully treat any specific therapeutic indication.

7.4.	Licensee will indemnify Licensor and keep it fully and effectively indemnified against all losses, liabilities, damages and expenses (including reasonable legal fees and costs) suffered or incurred in connection with any claims, demands, actions or other proceedings made or brought against it by any third party as a result of or in connection with:

7.4.1.	any negligence or misconduct by Licensee or sub-licensee or any officer, employee, representative or sub-contractor of Licensee or its sub-licensee; and/or

7.4.2.	any non-compliance with any applicable laws or regulatory requirements by Licensee, its sub-licensee or any officer, employee, representative or subcontractor of Licensee or its sub-licensee; and/or

7.4.3.	any infringement of third party rights in relation to use of Licensed Product by Licensee or its sub-licensee; and/or

7.4.4.	any death or injury or product liability claim resulting from use of Licensor Patent by Licensee or its sub-licensee or resulting from sale or supply of any Licensed Product by Licensee or its sub-licensee.

10.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.5.	The indemnities given in clause 7.4 are subject to the Indemnified Parties:

7.5.1.	promptly notifying the Licensee in writing with details of the claim and not prejudicing, settling or making any admission in relation to the claim;

7.5.2.	permitting the Licensee to have overall control of the conduct of the negotiations and the proceedings including any counterclaim;

7.5.3.	cooperating as reasonably requested by the Licensee [*] in the conduct of such claim (and any counterclaim).

7.6.	The indemnities in clause 7.4 are subject to clause 8 and will not apply to the extent that the claim arises as a result of any negligence, misconduct or material breach of this Agreement by the Indemnified Party.

8.	Limitation of Liability

8.1.	Subject to clause 8.3, neither party shall, in any event, be liable under this Agreement whether in contract, tort (including negligence), the indemnities or otherwise in respect of any (a) indirect or consequential loss or damage or; (b) loss of profit, loss of business or loss of goodwill.

8.2.	Subject to clause 8.3, each party’s total aggregate liability to the other for all and any breach of this Agreement (including willful breach and intentional misconduct), any negligence or otherwise arising in any way out of the subject matter of this Agreement will not exceed the greater of (a) [*] or (b) [*], save that in respect of any claim under the indemnities under clause 7.4, the foregoing amounts shall be [*].

8.3.	Nothing in this Agreement limits or excludes any party’s liability for (a) death or personal injury caused by its negligence; (b) fraud; (c) any sort of liability that, by law, cannot be limited or excluded; or (d) breach of confidentiality.

9.	Term and Termination

9.1.	This Agreement will come into force on the Effective Date and will remain in force for the Term.

9.2.	Licensee may terminate this Agreement at any time on provision of one month’s written notice to the Licensor. All sums due and owing prior to date of termination of this Agreement shall remain due and owing and the Licensor shall have no obligation to reimburse any payment previously made by the Licensee.

11.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.3.	The Licensor may terminate this Agreement where the Licensee seeks to challenge the validity of any of the Licensor Patent including by way of court application, declaration, opposition or intervention proceeding.

9.4.	Either party may (without limiting any other remedy it may have) at any time terminate (a) this Agreement with immediate effect by giving written notice to the other if:

9.4.1.	the other is in material breach of any material obligation of this Agreement and, if it is capable of remedy, the breach has not been remedied within [*] after receipt of written notice specifying the breach and requiring its remedy, or such longer period as may be required if steps have been made to remedy but additional time is reasonably required to finally remedy the breach; or

9.4.2.	the other party becomes insolvent, or if an order is made or a resolution is passed for its winding up (except voluntarily for the purpose of solvent amalgamation or reconstruction), or if an administrator, administrative receiver or receiver is appointed over the whole or any part of the other party’s assets, or if the other party makes any arrangement with its creditors or ceases to carry on business or does or suffers any similar or analogous act existing under the laws of any country.

Material breach shall include non-payment of sums due and owing from the Licensee. Material breach under 9.4.1 shall include non-payment of sums due and owing and breach of clause 9.3.

9.5.	Termination of this Agreement will not release any party from any obligation or liability which has fallen due or arisen before the effective date of termination of this Agreement.

9.6.	Clauses 4, 6, 7.4, 7.5,7.6, 8, 9.5, 9.6 and 10 will survive termination or expiry of this Agreement for whatever reason.

10.	General

10.1.	Notices: Any notice to be given under this Agreement must be in writing and may be delivered to the other party by hand or courier (in which case the notice shall be deemed received on day of delivery) or by recorded delivery post (in which case the notice shall be received the next business day after posting).

12.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

The parties’ respective representatives for the receipt of notices are, until changed by notice given in accordance with this clause, as follows:

For Licensee:	For Licensor:

Name: Chris Hollowood	Name: Peter Nolan

Address: 90 High Holborn London WC1V 6XX (England & Wales) Email:	Address: Oxford BioMedica (UK) Ltd Medawar Centre Robert Robinson Avenue The Oxford Science Park Oxford OX4 4GA Email:

10.2.	Assignment: Neither party may assign or transfer this Agreement as a whole, or any of its rights or obligations under it, without first obtaining the written consent of the other party (which may be given or withheld at the absolute discretion of the party from which consent is sought). Both parties may assign all of its rights and obligations under this Agreement to an Affiliate or to any successor to the whole or relevant part of its business and the other party hereby consents to such assignment.

10.3.	Illegal/unenforceable provisions: If the whole or any part of any provision of this Agreement is void or unenforceable in any jurisdiction, the other provisions of this Agreement, and the rest of the void or unenforceable provision, will continue in force in that jurisdiction, and the validity and enforceability of that provision in any other jurisdiction will not be affected.

10.4.	Waiver of rights: If a party fails to enforce, or delays in enforcing, an obligation of the other party, or fails to exercise, or delays in exercising, a right under this Agreement, that failure or delay will not affect its right to enforce that obligation or constitute a waiver of that right. Any waiver of any provision of this Agreement will not, unless expressly stated to the contrary, constitute a waiver of that provision on a future occasion.

10.5.	No agency: Nothing in this Agreement creates, implies or evidences any partnership or joint venture between the parties, or the relationship between them of principal and agent. Neither party has any authority to make any representation or commitment, or to incur any liability, on behalf of the other.

13.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.6.	Entire agreement: This Agreement constitutes the entire agreement between the parties relating to its subject matter. Each party acknowledges that it has not entered into this Agreement on the basis of any warranty, representation, statement, agreement or undertaking except those expressly set out in this Agreement. Each party waives any claim for breach of this Agreement, or any right to rescind this Agreement in respect of, any representation which is not an express provision of this Agreement. However, this clause does not exclude any liability which either party may have to the other (or any right which either party may have to rescind this Agreement) in respect of any fraudulent misrepresentation or fraudulent concealment prior to the execution of this Agreement.

10.7.	Formalities: Each party will take any action and execute any document reasonably required by the other party to give effect to any of its rights under this Agreement.

10.8.	Amendments: No variation or amendment of this Agreement (including the Schedules) will be effective unless it is made in writing and signed by each party’s representative.

10.9.	Third parties: No one except a party to this Agreement has any right to prevent the amendment of this Agreement or its termination, and no one except a party to this Agreement may enforce any benefit conferred by this Agreement, unless this Agreement expressly provides otherwise. The Indemnified Parties may directly enforce the indemnities in clause 7.4.

10.10.	Governing law: This Agreement is governed by, and is to be construed in accordance with, English law and the English courts shall have exclusive jurisdiction to hear any claims or actions arising out of or in relation to this Agreement.

SIGNED by the authorised representatives of the parties on the date set out at the head of this Agreement.

SIGNED for and on behalf of OXFORD BIOMEDICA (UK) LIMITED:	SIGNED for and on behalf of NEWINCCO 1242 LIMITED:

Name PJ Nolan	Name Chris Hollowood

Position Director	Position Chairman

Signature /s/ PJ Nolan	Signature /s/ Chris Hollowood

14.